Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160911
PROSPECTUS
9,493,808 Shares
SMITH & WESSON HOLDING CORPORATION
Common Stock

     On July 20, 2009, we issued 5,492,286 shares of our common stock to the former stockholders of Universal Safety Response, Inc., a New York corporation (“USR”), in connection with our acquisition of USR pursuant to an Agreement and Plan of Merger, dated as of June 18, 2009, among us, SWAC-USR I, Inc., a Delaware corporation, SWAC-USR II, Inc., a Delaware corporation, USR, and the Stockholders’ Representative named therein (the “Merger Agreement”). In addition, pursuant to the Merger Agreement, we have agreed to issue up to an additional 4,001,522 shares of our common stock to the former stockholders of USR upon the achievement of certain financial targets set forth in the Merger Agreement. This prospectus relates to the resale, from time to time, of up to 9,493,808 shares of our common stock acquired, or to be acquired, by the former stockholders of USR, who are referred to herein as the selling stockholders.
     We expect that sales made pursuant to this prospectus will be made
•	in broker’s transactions;

•	in block trades on the Nasdaq Global Select Market;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     We will not receive any of the proceeds of sales by the selling stockholders. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.
     The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWHC.” On September 10, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $5.99 per share.

     See “Risk Factors” on page 3 for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 11, 2009.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

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PROSPECTUS SUMMARY
     The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this prospectus.
The Company
Our Business
     We are one of the world’s leading manufacturers of firearms. We manufacture a wide array of pistols, revolvers, tactical rifles, hunting rifles, black powder firearms, handcuffs, and firearm-related products and accessories for sale to a wide variety of customers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, protection focused individuals, law enforcement and security agencies and officers, and military agencies in the United States and throughout the world. We are the largest manufacturer of handguns and handcuffs in the United States, the largest U.S. exporter of handguns, and a growing participant in the tactical and hunting rifle markets that we recently entered. We manufacture these products at our facilities in Springfield, Massachusetts; Houlton, Maine; and Rochester, New Hampshire. We are also a supplier of OEM firearm components. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services. We plan to substantially increase our product offerings to leverage the 150-plus year old “Smith & Wesson” brand and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of products we produce or license in the safety, security, protection, and sport markets.
     On July 20, 2009, we completed the acquisition of USR, a full-service perimeter security integrator, barrier manufacturer and installer. USR is the original creator of GRAB®, which has become the fastest growing barrier technology in the world. USR serves a variety of clients in the defense, transportation, and petrol-chemical industries, as well as corporate facilities, airports, Fortune 500 companies, and national laboratories. The acquisition of USR provides our company with entry into the rapidly growing perimeter security market, a move aligned with our growth and diversification strategy.
Our Strategy
     Our objective is to be a global leader in the businesses of safety, security, protection, and sport. Key elements of our strategy to achieve this objective are as follows:
•	enhancing existing and introducing innovative new products;

•	entering new markets and expanding our presence in existing markets;

•	enhancing our manufacturing productivity and capacity;

•	capitalizing on our widely known brand name;

•	emphasizing customer satisfaction and loyalty; and

•	pursuing strategic relationships and acquisitions.
Our Market
     We define our market as safety, security, protection, and sport. The safety market encompasses products and services for personal protection and deterrent devices; the security market includes products and services to meet homeland security needs, home security systems, and commercial security services; the protection market includes law enforcement, military, and other federal applications; and the sport market includes firearms, hunting equipment and accessories, collectibles, commemorative items, performance centers, sporting clubs, and specialty services. We currently focus our efforts on the firearm market, but are actively pursuing other revenue channels, including specialty services, law enforcement training, and brand licensing to other areas of the safety, security, protection, and sport markets. We recently entered the rapidly growing perimeter security market through our acquisition of USR.
     The firearm market includes the design and manufacture of pistols, revolvers, and long guns for consumer, law enforcement, and military use. We estimate that the domestic non-military gun market is approximately $175 million for revolvers and $791 million for pistols, with our market share being approximately 46% and 14%, respectively, and approximately $554 million for hunting rifles, $313 million for shotguns, $277 million for tactical rifles, and $60 million for black powder rifles, with our market share being approximately 9% in the tactical rifle market and approximately 37% in the black powder rifle market. We recently entered the bolt-action rifle market. According to 2007 reports by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, the U.S. firearms manufacturing industry has grown at a compound annual growth rate in units of 2.8% from 2002 through 2007.
     The firearm market involves a large number of U.S. and international manufacturers that focus on a wide variety of product offerings. The consumer handgun market is driven by new product introductions and, to a lesser extent, consumer disposable income and other economic as well as legal factors. The law enforcement market is driven primarily by product features as well as state and municipal purchasing programs, which often take the form of requests for proposal, or RFPs, followed by test and evaluation programs. The market for large quantity firearm purchases by state and municipal law enforcement is characterized by long sales cycles. The military market is driven by both large RFP programs and, to a lesser extent, government funded research and development for new weapons systems.
Corporate Background
     Our wholly owned subsidiary, Smith & Wesson Corp., was founded in 1852 by Horace Smith and Daniel B. Wesson. Mr. Wesson purchased Mr. Smith’s interest in 1873. The Wesson family sold Smith & Wesson Corp. to Bangor Punta Corp. in 1965. Lear Siegler Corporation purchased Bangor Punta in 1984, thereby gaining ownership of Smith & Wesson Corp. Forstmann Little & Co. purchased Lear Siegler in 1986 and sold Smith & Wesson Corp. shortly thereafter to Tomkins Corporation, an affiliate of UK-based Tomkins PLC. We purchased Smith & Wesson Corp. from Tomkins in May 2001 and changed our name to Smith & Wesson Holding Corporation in February 2002. On January 3, 2007, we completed the acquisition of all of the outstanding capital stock of Bear Lake Acquisition Corp. and its subsidiaries, including Thompson/Center Arms Company, Inc. On July 20, 2009, we completed the acquisition of USR.
     We maintain our principal executive offices at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852. Our website is located at www.smith-wesson.com. The information on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to any of them filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. These documents are available as soon as reasonably practicable after we electronically file them with the SEC. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct and Ethics, our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the regulations of the SEC and the Nasdaq Global Select Market. The documents are also available in print by contacting our corporate secretary at our executive offices.
The Offering

Common Stock offered by the selling stockholders	9,493,808 shares

Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders.

Nasdaq Global Select Market symbol	SWHC

RISK FACTORS
     Investing in our common stock involves certain risks. Please see the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended April 30, 2009, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs, and our assumptions. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus, and we undertake no obligation to update these forward-looking statements in the future. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” and variations of these words and similar expressions to identify forward-looking statements. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for fiscal 2010 and thereafter; future products or product developments; our product development strategies; beliefs regarding product performance; the success of particular product or marketing programs; and liquidity and anticipated cash needs and availability. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, and include the following:
•	the effect of general economic and business factors;

•	the demand for our products;

•	our dependence on the sporting goods distribution channel;

•	our success in attracting business from law enforcement agencies and the military;

•	our success in diversifying our business;

•	our ability to achieve gains in manufacturing productivity and capacity;

•	the continued strength of the goodwill associated with our name and our brand;

•	our ability to make successful acquisitions;

•	our ability to realize the benefits of acquisitions;

•	the availability of sufficient funds for our corporate needs;

•	our ability to manage our growth;

•	our ability to protect our intellectual property;

•	the risks associated with international activities;

•	the effect of government regulations;

•	the numerous lawsuits we are currently defending;

•	environmental laws and regulations;

•	our ability to service our indebtedness;

•	the cost and availability of insurance coverage;

•	the availability and cost of raw materials;

•	our success against our competitors; and

•	any disruption of our Springfield, Massachusetts operations.
USE OF PROCEEDS
     We will not receive any of the proceeds from sales of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS
     On July 20, 2009, we issued 5,492,286 shares of our common stock to the selling stockholders in connection with our acquisition of USR pursuant to the Merger Agreement. In addition, pursuant to the Merger Agreement, we have agreed to issue up to an additional 4,001,522 shares of our common stock to the selling stockholders based on the achievement of certain financial targets set forth in the Merger Agreement. This prospectus relates to the resale, from time to time, of up to 9,493,808 shares of our common stock acquired, or to be acquired, by the selling stockholders.
     The following table sets forth (1) the name of each of the selling stockholders, (2) the number of shares of common stock beneficially owned by each such selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (3) the number of shares of common stock beneficially owned by each such selling stockholder upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us.

						Shares
	Shares Beneficially					Beneficially
	Owned Prior to			Shares Being		Owned After
	Offering (2)			Registered		Offering (2)(3)
Name of Selling Stockholder (1)	Number		Percent	for Sale (3)		Number	Percent
Matthew A. Gelfand (4)	1,804,102	(5)	2.8%	1,804,102	(5)	—	—
Laura Forrester Gelfand 2009 Grantor Retained Annuity Trust (4)	500,000		*	500,000		—	—
David R. Gelfand	463,824	(6)	*	463,824	(6)	—	—
James Herrmann (7)	895,114	(7)	1.4%	895,114	(7)	—	—
Peter J. Nofi (8)	552,177	(8)	*	552,177	(8)	—	—
The W.C. Cohen, Jr. Revocable Trust dated as of December 23, 1998 (9)	1,189,188	(10)	1.9%	1,189,188	(10)	—	—
B&D — R&S, Inc. (9)	466,750	(11)	*	466,750	(11)	—	—
Dakotah Investments, LLC (12)	188,558	(12)	*	188,558	(12)	—	—
Triple J of Wichita, LLC (13)	208,794	(13)	*	208,794	(13)	—	—
Howard N. Marcus	294,227	(14)	*	294,227	(14)	—	—
SGM Capital, LLC (15)	194,031	(15)	*	194,031	(15)	—	—
The W. Tom Meredith Marital Trust (16)	190,580	(16)	*	190,580	(16)	—	—
Cohen-Butler, LLC (9)	89,634	(17)	*	89,634	(17)	—	—
John C. Hamilton	374,839	(18)	*	374,839	(18)	—	—
Shez Bandukwala	23,571	(19)	*	23,571	(19)	—	—
Investcorp Interlachen Multi-Strategy Master Fund Limited (20)	1,791,187	(20)	2.8%	1,791,187	(20)	—	—
Wesley M. Foss (21)	182,663	(21)	*	182,663	(21)	—	—
Leonard T. Safford (22)	84,569	(22)	*	84,569	(22)	—	—

*	Less than 1% of the outstanding shares of common stock

(1)	Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all common stock beneficially owned by such stockholder.

(2)	The percentages shown are calculated based on 63,473,570 shares of common stock, which includes (i) 59,472,048 shares of common stock outstanding on September 1, 2009, and (ii) an additional 4,001,522 shares of common stock that may be issued to the selling stockholders pursuant to the Merger Agreement upon the achievement of certain financial targets set forth in the Merger Agreement. The numbers and percentages shown include (i) the shares of common stock actually owned on September 1, 2009, and (ii) the shares of common stock that the identified person had the right to acquire upon the achievement of certain financial targets set forth in the Merger Agreement. The numbers and percentages shown do not include any shares of common stock that the identified person has the right to acquire within 60 days of September 1, 2009 because none of the identified persons have such rights to acquire shares of common stock.

(3)	We have no assurance that the selling stockholders will sell any of the common stock being registered for sale. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon completion of the offering.

(4)	Matthew A. Gelfand served as the President and Chief Executive Officer and as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Gelfand has served as the President and as a director of USR, a wholly owned subsidiary of our company. Mr. Gelfand, trustee of the Laura Forrester Gelfand 2009 Grantor Retained Annuity Trust, has voting and dispositive power over the shares held by this selling stockholder.

(5)	Includes 971,150 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(6)	Includes 195,496 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(7)	Includes 377,279 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. James Herrmann served as a director of USR until July 20, 2009, the effective date of our acquisition of USR.

(8)	Includes 232,736 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Peter J. Nofi served as the Secretary and as a director of USR until July 20, 2009, the effective date of our acquisition of USR.

(9)	William C. Cohen, Jr. served as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Mr. Cohen is also serving as the Stockholders’ Representative pursuant to the Merger Agreement. Mr. Cohen, trustee of The W.C. Cohen, Jr. Revocable Trust dated as of December 23, 1998, Secretary and Treasurer of B&D — R&S, Inc., and Manager of Cohen-Butler, LLC, has voting and dispositive power over the shares held by these selling stockholders.

(10)	Includes 501,228 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(11)	Includes 196,729 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(12)	Includes 79,475 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Robert L. Cohen, Manager of Dakotah Investments, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(13)	Includes 88,004 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Ronald J. Cornejo, Member of Triple J of Wichita, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(14)	Includes 124,013 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(15)	Includes 81,782 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Stephen McConahey, Manager of SGM Capital, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(16)	Includes 80,327 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Judith H. Meredith, Trustee of The W. Tom Meredith Marital Trust, has voting and dispositive power over the shares held by this selling stockholder.

(17)	Includes 37,780 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(18)	Includes 157,990 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(19)	Includes 9,935 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(20)	Includes 754,963 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Gregg Colburn served as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Mr. Colburn is an affiliate of Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over the shares held by this selling stockholder. Andrew Fraley and Jonathan Havice, as the managing members of the general partner of Interlachen Capital Group LP, have shared voting control and investment discretion over the shares held by this selling stockholder. Andrew Fraley and Jonathan Havice disclaim beneficial ownership of the securities held by this selling stockholder.

(21)	Includes 76,990 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Wesley M. Foss served as the Vice President of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Foss has served as the Executive Vice President and Secretary of USR, a wholly owned subsidiary of our company.

(22)	Includes 35,645 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Leonard T. Safford served as the Chief Financial Officer of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Safford has served as the Chief Financial Officer, Treasurer, and Assistant Secretary of USR, a wholly owned subsidiary of our company.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration agreement, estimated to be $95,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
Indemnification for Securities Act Liabilities
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
     The validity of the securities offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 60,000 shares of our common stock as of the date of this prospectus.
EXPERTS
     The consolidated financial statements and schedules of Smith & Wesson Holding Corporation as of April 30, 2009 and 2008 and for each of the three years in the period ended April 30, 2009 and management’s assessment of the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting as of April 30, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.
     We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:
•	Annual Report on Form 10-K for the year ended April 30, 2009 as filed on June 30, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 as filed on September 9, 2009;

•	Current Report on Form 8-K as filed on May 7, 2009;

•	Current Report on Form 8-K as filed on May 15, 2009;

•	Current Report on Form 8-K as filed on June 19, 2009;

•	Current Report on Form 8-K as filed on July 24, 2009; and

•	The description of our common stock and the preferred stock purchase rights contained in the Registration Statement on Form 8-A as filed on July 19, 2006, including any amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the sale of all of the shares of common stock that are part of this offering.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus. You may request a copy of this information by writing or telephoning the individual set forth below at the following address or telephone number:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
Telephone: 1-800-331-0852
Attention: Corporate Secretary

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document that is subsequently filed with the SEC and incorporated by reference modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the common stock offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus.
     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

9,493,808 Shares
COMMON STOCK

PROSPECTUS

September 11, 2009